Exhibit 10.3
NON-QUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO THE PIER 1 IMPORTS, INC. 2006 STOCK INCENTIVE PLAN
For an Employee Participant
     THIS NON-QUALIFIED STOCK OPTION AGREEMENT is made effective and entered into as of                                          by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and                                                              (the “Optionee”).
     WHEREAS, the Company adopted the Pier 1 Imports, Inc. 2006 Stock Incentive Plan (the “Plan”) in order to grant Awards to employees of the Company and its Affiliates in order to provide them incentives in the success of the Company and to attract and retain qualified employees; and
     WHEREAS, the Optionee renders important services to the Company or an Affiliate, and the Company desires to grant an Option (which does not constitute an Incentive Stock Option) to purchase Common Stock of the Company to the Optionee;
     NOW, THEREFORE, the Company and Optionee hereby agree as follows:
     1. Grant of Option. The Company hereby grants to the Optionee an Option (“this Option”), subject to the execution of this Option Agreement, on the date (the “Option Grant Date”) set forth on the execution page hereof (the “Execution Page”) to purchase from the Company upon the terms and conditions hereinafter set forth the number of shares (the “Option Shares”) of Common Stock of the Company indicated on the Execution Page at the Exercise Price set forth on the Execution Page. This Option is not and shall not be treated as an Incentive Stock Option.
     2. Term of Option; Exercisability. This Option shall become vested and exercisable in accordance with the vesting schedule set forth on the Execution Page. To the extent vested, this Option shall be exercisable in full or in part and shall remain exercisable until the Expiration Date set forth on the Execution Page (unless it is sooner terminated as hereinafter provided), at which time this Option shall expire. Notwithstanding the limitations on exercise of this Option set forth on the Execution Page, any unexercised portion of this Option shall immediately become fully vested and exercisable upon the occurrence of any of the following events prior to the termination of employment of the Optionee:
(i)	the death of the Optionee;

(ii)	the Optionee’s separation from employment with the Company or an Affiliate (other than separation by the Company for cause) after the earlier of (a) completing 15 years of service with the Company or any Affiliate and attaining the age of 55, or (b) attaining age 65 (a “Retirement”); or

(iii)	the Optionee incurs a disability which qualifies under the Company’s long-term disability benefit plan (a “Disability”).

     3. Exercise of Option. Notice of the exercise of this Option or any portion thereof shall be given to the Company, or any other employee of the Company or an Affiliate who is designated by the Company to accept such notices on its behalf, specifying the number of shares for which it is exercised; provided, that no partial exercise of this Option may be for fewer than 100 shares unless the remaining shares purchasable are fewer than 100 shares. Payment of the Exercise Price shall be made in full at the time this Option is exercised. Payment shall be made (i) by certified or cashier’s check, (ii) by delivery and assignment to the Company of Common Stock owned by the Optionee that has a Fair Market Value on the first business day preceding the date this Option is exercised equal to the aggregate purchase price of the Option Shares, (iii) by irrevocably authorizing a third party to sell Option Shares and remit to the Company a sufficient portion of the sale proceeds to pay the purchase price, or (iv) by a combination of (i), (ii) or (iii). The Company will, as soon as reasonably practicable, notify the Optionee of the amount of the minimum withholding tax, if any, that must be collected by the Company under federal, state and local law due to the exercise of this Option. The Optionee shall, prior to receiving the Option Shares purchased under this Option, satisfy the amount of the withholding tax specified in the Company’s notice by (i) certified or cashier’s check, (ii) delivery and assignment to the Company of shares of Common Stock previously owned by the Optionee having a Fair Market Value of such amount, (iii) notice to the Company of the Optionee’s election to require the Company to withhold whole Option Shares otherwise deliverable to the Optionee from the exercise of this Option, which Option Shares have a Fair Market Value of such amount, or (iv) a combination of (i), (ii) or (iii). Certificates for any shares of Common Stock delivered in satisfaction of all or a portion of the Exercise Price and the withholding tax shall be appropriately endorsed for transfer and assignment to the Company. For purposes of determining the amount, if any, of the Exercise Price satisfied by delivery of shares of Common Stock or the amount of the tax withholding satisfied by delivery of shares of Common Stock or withholding of Option Shares from the exercise of this Option, such shares shall be valued at Fair Market Value on the first business day preceding the date of exercise.
     4. Termination of Option. In the event of the termination of the Optionee’s employment by the Company or an Affiliate, this Option shall terminate in accordance with the following provisions:
(i)	upon the death of the Optionee, this Option may be exercised by the Optionee’s estate or a person who acquires the right to exercise such Option by bequest or inheritance, until the earlier of (a) the Expiration Date or (b) the first anniversary of such death;

(ii)	upon the Disability of the Optionee, the Option may be exercised by the Optionee, or in the case of the Optionee’s subsequent death, by the Optionee’s estate or a person who acquires the right to exercise such Option by bequest or inheritance, until the earlier of (a) the Expiration Date or (b) the first anniversary of such Disability;

(iii)	upon the Retirement of the Optionee, this Option may be exercised by the Optionee, or in the case of the Optionee’s subsequent death, by the Optionee’s estate or a person who acquires the right to exercise such Option of bequest or inheritance, until the earlier of (a) the Expiration Date or (b) the third anniversary of such Retirement;

(iv)	upon the resignation with the consent of the Company of the Optionee’s employment with the Company or an Affiliate, this Option may be exercised by the Optionee to the extent exercisable on the date of such resignation until the earlier of (a) the Expiration Date or (b) the 91st day following such resignation; provided, that in the event of the death of the Optionee after such resignation but prior to the end of such period of exercisability, the period during which this Option may be exercised shall be extended until the earlier of (a) the Expiration Date or (b) the first anniversary of such resignation; and

(v)	upon termination of the Optionee’s employment, other than as provided in this Paragraph 4(i), (ii), (iii), or (iv) this Option shall terminate immediately at such termination of employment.
In no event shall this Option be exercisable to any extent by any person on or after the Expiration Date. For purposes of this Option, no termination of Optionee’s employment shall occur as a result of the transfer of the Optionee between the Company and any Affiliate or between two Affiliates. The cessation of a relationship between the Company and an Affiliate with which the Optionee is employed, in which the Affiliate is no longer an Affiliate, shall constitute a termination of employment of the Optionee with the consent of the Company.
     5. Forfeiture. The Optionee acknowledges that the granting of this Option is intended to provide incentive for the Optionee to remain in the employ of the Company (or an Affiliate) and to enhance the value of the Company over the long-term. Accordingly, the Optionee agrees that if at any time during the Optionee’s term of employment by the Company or any Affiliate, and for the period of three years thereafter if the Optionee’s termination of employment results from Retirement prior to attaining age 65, the Optionee (i) engages, directly or indirectly, in any manner or capacity, whether as owner (other than ownership of less that 5% of the outstanding equity interest of any public company), shareholder, partner, member, officer, director, employee, consultant, principal, agent or otherwise, either for the Optionee’s own benefit or the benefit of any other individual or entity, in any business or activity in those cities in North America where the Optionee’s services and duties for the Company or an Affiliate were applied, which business or activity is substantially the same as or competitive with any business or activity engaged in by the Company or any Affiliate at the time of the Optionee’s termination of employment, (ii) induces or attempts to induce any employee of the Company or any Affiliate to leave the employ of the Company or any Affiliate or in any way interferes with the employment relationship between the Company or any Affiliate and any of their employees, (iii) interferes with the relationship between the Company and any Affiliate and any of their suppliers or other business relations, (iv) discloses or misuses any confidential or proprietary information of the Company or any Affiliate, or (v) engages in any conduct related to the Optionee’s employment for which either criminal or civil penalties are obtained; then, in any such event, this Option shall immediately terminate unless sooner terminated in accordance with another provision of this Option Agreement.

     6. Non-Assignability of Option. This Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution. During the Optionee’s lifetime, this Option shall be exercisable only by the Optionee or by his guardian or legal representative. This Option shall not be subject to execution, attachment or similar process.
     7. Compliance with Laws. The obligation of the Company to sell and issue Option Shares pursuant to this Option is subject to such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations applying to the authorization, issuance, sale or listing of securities.
     8. Relationship to Plan. This Option has been granted pursuant to the Plan and is in all respects subject to the terms, conditions and definitions of the Plan, a copy of which may be obtained by the Optionee from the Secretary of the Company. In the event that any provisions of this Option Agreement shall conflict with the Plan, the provisions of the Plan shall control. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon the Optionee and any permitted transferee. Unless otherwise defined herein or unless the context requires a different definition, capitalized terms used herein shall have the meanings assigned to them in the Plan.
     9. No Rights as Stockholder; No Rights to Employment. The Optionee shall have no rights as a stockholder of the Company, including any voting rights or any claim to dividends with respect to any Option Shares until such Option Shares are issued to the Optionee by the Company pursuant to an exercise of the Option. Nothing contained in this Option shall confer upon the Optionee any right to continued employment by the Company or any Affiliate, or limit in any way the right of the Company or any Affiliate to terminate or modify the terms of the Optionee’s employment at any time.
     10. Notices. Any notice to be provided hereunder or under the Plan shall be in writing and addressed to the Company at the Company’s principal executive offices or to the Optionee at their address shown on the Company’s records, or such other address provided to the Company by the Optionee in accordance herewith. Notice shall be given by hand delivery, overnight courier service, facsimile transmission (promptly confirmed in writing), or certified mail (postage prepaid, return receipt requested). Notices given by hand delivery, overnight courier or facsimile transmission shall be deemed given upon delivery and notices given by mail shall be deemed given on the earlier of three days after deposit in the U.S. mail or on the first date delivery is refused.
     11. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.
     12. Successors and Assigns. This Option shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     13. Counterparts. This Option Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of this Page Intentionally Left Blank]

EXECUTION PAGE OF NON-QUALIFIED STOCK OPTION AGREEMENT
     14. Certain Additional Information. This Paragraph sets forth certain information referred to in Paragraphs 1 and 2 of this Agreement.
(a)	The Option Grant Date is , 2006.

(b)	The number of Option Shares is .

(c)	The Exercise Price for each Option Share is $ per share.

(d)	The Option shall become exercisable in the amount of 25% of the Option Shares on each of the four (4) anniversaries of the Option Grant Date.

(e)	The Expiration Date is , 2016.
     IN WITNESS WHEREOF, this Non-Qualified Stock Option Agreement has been executed by the Company and the Optionee as of the Option Grant Date.

COMPANY:	OPTIONEE:

Pier 1 Imports, Inc.

By:

Marvin J. Girouard
Chairman and Chief Executive Officer	Soc. Sec. #

Address:

Email: